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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-155078

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

7% Senior Notes due 2060	$300,000,000	$34,830

(1)
This filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To Prospectus Dated March 21, 2011)

$300,000,000

Telephone and Data Systems, Inc.

7% Senior Notes due 2060

         We are offering $300,000,000 of our 7% Senior Notes due March 15, 2060, which we refer to as the "Notes." The Notes will be our senior unsecured obligations and will rank on a parity with all of our existing and future senior unsecured obligations. We will pay interest on the Notes on March 15, June 15, September 15 and December 15 of each year. The first such payment will be on June 15, 2011. We may redeem the Notes, in whole or in part, at any time on and after March 15, 2016 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. The Notes will be issued in minimum denominations of $25 and integral multiples in excess thereof.

         We intend to list the Notes on the New York Stock Exchange and expect trading in the Notes on the New York Stock Exchange to begin within 30 days after the original issue date. The Notes are expected to trade "flat," meaning that purchasers will not pay and sellers will not receive any accrued and unpaid interest on the Notes that is not included in the trading price.

         Investing in the Notes involves risks. See "Risk Factors" beginning on page S-6 and in our Annual Report on Form 10-K for the year ended December 31, 2010, which are incorporated herein by reference.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price(1)	100.00%	$300,000,000
Underwriting Discount(2)	3.15%	$9,450,000
Proceeds to TDS (before expenses)	96.85%	$290,550,000

(1)
The public offering price does not include accrued interest, if any. Interest on the Notes will accrue from March 28, 2011 and must be paid by the purchaser if the Notes are delivered after such date.

(2)
An underwriting discount of $0.7875 per Note (or up to $9,450,000 for all Notes) will be deducted from the proceeds paid to us by the underwriters. However, the discount will be $0.5000 per Note for sales to certain institutions and, to the extent of such sales, the total underwriting discount will be less than the amount described in this prospectus supplement. As a result of such sales to certain institutions, the total proceeds to us increased by $346,437.

         The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company on or about March 28, 2011.

Joint Book-Running Managers

BofA Merrill Lynch	Citi	UBS Investment Bank	Wells Fargo Securities

Co-Managers

RBC Capital Markets
BNY Mellon Capital Markets, LLC
Comerica Securities
SunTrust Robinson Humphrey
TD Securities
US Bancorp

The date of this prospectus supplement is March 21, 2011.

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        All references to "TDS," the "Company," "we," "us" and "our" in this prospectus supplement or the accompanying prospectus refer to Telephone and Data Systems, Inc.

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters. The second part, the accompanying prospectus, gives more general information about us and the Notes offered hereby. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent the description of the Notes in this prospectus supplement differs from the description of the Notes in the accompanying prospectus, you should rely on the information in this prospectus supplement.

ALTERNATIVE SETTLEMENT DATE

        It is expected that delivery of the Notes will be made on or about the date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of this prospectus supplement. Under Rule 15c6-1 of the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act") trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade Notes on the date of this prospectus supplement or the next succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of Notes who wish to trade Notes on the date of this prospectus supplement or the next succeeding business day should consult their own advisors.

ii

SUMMARY

        The following summary is qualified in its entirety by reference to the more detailed information and consolidated financial information appearing elsewhere in or incorporated by reference into this prospectus supplement.

TDS

        TDS is a diversified telecommunications service company with wireless telephone and wireline telephone operations. Our business development strategy is to expand our existing operations through internal growth and acquisitions and to explore and develop other telecommunications and related businesses that we believe will utilize our expertise in customer-focused telecommunications services. United States Cellular Corporation, an 83%-owned subsidiary of TDS, which we refer to as "U.S. Cellular," operates and invests in wireless telephone companies and properties. TDS Telecommunications Corporation, a wholly-owned subsidiary of TDS, which we refer to as "TDS Telecom," operates wireline telephone companies. TDS is a Delaware corporation that is the successor to Telephone and Data Systems, Inc., an Iowa corporation, which was originally incorporated in 1968. In 1998, the Iowa corporation was merged with and into TDS, with TDS surviving the merger as a Delaware corporation. TDS' corporate headquarters are located at 30 N. LaSalle, Suite 4000, Chicago, Illinois 60602, and its telephone number is (312) 630-1900.

        For the year ended December 31, 2010, TDS had total revenues, operating income and net income of $4,986.8 million, $290.0 million and $189.0 million, respectively.

U.S. Cellular Wireless Telephone Operations

        U.S. Cellular positions itself as a regional operator, focusing its efforts on providing wireless service to customers in the geographic areas where it has licenses to provide such service. U.S. Cellular differentiates itself from its competitors through a customer satisfaction strategy, striving to meet or exceed customer needs by providing a comprehensive range of wireless products and services, excellent customer support, and a high-quality network. U.S. Cellular's business development strategy is to acquire and operate controlling interests in wireless licenses in areas adjacent to or in proximity to its other wireless licenses, thereby building contiguous operating market areas. U.S. Cellular believes that operating in contiguous market areas will continue to provide it with certain economies in its capital and operating costs. TDS believes that U.S. Cellular is the sixth largest wireless operating company in the United States at December 31, 2010, based on the number of customers that it serves in its consolidated markets.

  •
  U.S. Cellular's customer base was 6,072,000 at December 31, 2010. U.S. Cellular's average penetration in its consolidated operating markets was 13.0% at December 31, 2010. U.S. Cellular believes the success of its strategy is reflected in its average monthly postpay churn rate of 1.5% for the year ended December 31, 2010.

  •
  For the year ended December 31, 2010, U.S. Cellular had total revenues and operating income of $4,177.7 million and $195.4 million, respectively.

  •
  At December 31, 2010, U.S. Cellular operated in five geographic market areas in 26 states, which represents a total population of 46,546,000. U.S. Cellular has interests in consolidated markets which cover a population of 90,468,000 as of December 31, 2010.

TDS Telecom Wireline Telephone Operations

        TDS Telecom provides high-quality telecommunications services, including full-service local exchange service, long-distance telephone service and broadband access, to rural and suburban area communities. TDS Telecom's business plan is designed as a full-service telecommunications company, including both incumbent local exchange carrier and competitive local exchange carrier operations. TDS Telecom's strategy is to be the preferred provider of telecommunications and related service, including voice, broadband and video services, in its chosen markets. TDS Telecom operates 115 telephone company subsidiaries that are incumbent local exchange carriers. TDS Telecom also provides telecommunications services as a competitive local exchange carrier.

  •
  At December 31, 2010, TDS Telecom served approximately 767,200 equivalent access lines in 28 states through its incumbent local exchange carrier ("ILEC") subsidiaries. At December 31, 2010, TDS Telecom also served approximately 335,400 equivalent access lines in 5 states through its competitive local exchange carrier ("CLEC") subsidiaries. An equivalent access line is derived by converting a high capacity data line to an estimated equivalent, in terms of capacity, number of switched access lines. TDS Telecom also served 370,100 long distance customers at December 31, 2010.

  •
  For the year ended December 31, 2010, TDS Telecom had total revenues and operating income of $795.8 million and $99.8 million, respectively.

THE OFFERING

Issuer	Telephone and Data Systems, Inc.
Notes Offered	$300,000,000 of 7% Senior Notes due 2060 (the "Notes") issued in minimum denominations of $25 and integral multiples in excess thereof.
Maturity Date	The Notes will mature on March 15, 2060.
Interest	The Notes will bear interest from March 28, 2011 at the rate of 7% per year, payable quarterly in arrears.
Interest Payment Dates	March 15, June 15, September 15 and December 15 of each year, beginning June 15, 2011.
Optional Redemption
We may redeem the Notes, in whole or in part, at any time on and after March 15, 2016 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date.
Ranking
The Notes are senior unsecured obligations and will rank on a parity with all of our existing and future senior unsecured obligations. However, in certain circumstances the Notes may become effectively subordinated to the claims of the holders of certain other indebtedness of the Company (other than the Company's 6.875% Senior Notes due 2059), of which approximately $398.75 million is currently outstanding. See "Description of the Notes—Ranking" and "Description of Other Indebtedness." In addition, because TDS is a holding company which conducts substantially all of its operations through subsidiaries, the right of TDS, and therefore the right of creditors of TDS, including the holders of the Notes, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of TDS itself as a creditor of the subsidiary may be recognized.
Use of Proceeds
We expect to use a portion of the net proceeds to redeem all of our 7.6% Series A Notes due 2041, of which $282.5 million in aggregate principal amount is outstanding, and to use the remaining net proceeds of approximately $7.7 million for general corporate purposes. See "Use of Proceeds."
Certain Covenants
The Notes contain certain restrictions, including a limitation on our ability to incur secured debt and a limitation on our ability to enter into sale and leaseback transactions. See "Description of the Notes—Certain Covenants of TDS."
Listing of the Notes	We intend to list the Notes on the New York Stock Exchange and expect trading in the Notes on the New York Stock Exchange to begin within 30 days after the original issue date.
Governing Law	Illinois.
Trustee	The Bank of New York Mellon Trust Company, N.A.

Risk Factors	Investing in the Notes involves risks. You should carefully consider the information set forth in the section of this prospectus supplement entitled "Risk Factors" beginning on page S-6, as well as the other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to invest in the Notes.

SELECTED FINANCIAL DATA

        The balance sheet data as of December 31, 2009 and 2010 and statement of operations data for each of the years ended December 31, 2008, 2009 and 2010 are derived from our audited financial statements and related notes, which are incorporated by reference herein from TDS' Annual Report on Form 10-K for the year ended December 31, 2010. The balance sheet data as of December 31, 2008 are derived from our audited financial statements and related notes, which are not incorporated by reference herein.

	Year Ended December 31,
	2008	2009	2010
Statement of Operations Data:
Operating revenues	$5,091,388	$5,019,943	$4,986,829
Operating income (a)	128,747	403,265	289,992
Interest (expense)	(139,304)	(126,209)	(115,220)
Income before income taxes and extraordinary item	152,194	380,909	281,265
Net income attributable to TDS common shareholders	88,496	188,965	143,856
Balance Sheet Data:
Cash and cash equivalents	777,309	670,992	368,134
Short-term investments	27,705	113,275	402,882
Investments:
Licenses	1,441,440	1,443,025	1,460,126
Goodwill	707,079	707,840	728,455
Unconsolidated entities	205,768	203,799	197,922
Other (b)	44,655	36,374	141,983
Total investments	2,398,942	2,391,038	2,528,486
Total assets	7,665,851	7,612,313	7,762,519
Total long-term debt (including current maturities)	1,636,759	1,495,417	1,501,573
Other Data:
Depreciation, amortization and accretion expense	749,967	748,826	761,748
Capital expenditures	734,923	671,165	755,032
Wireless customers	6,196,000	6,141,000	6,072,000
Wireline equivalent access lines (c)	1,169,700	1,131,800	1,102,600
Ratio of earnings to fixed charges (d)	1.67x	2.99x	2.51x

(a)
Includes loss on impairment of intangible assets of $14.0 million in 2009 and $414.4 million in 2008.

(b)
Includes $102.2 million of U.S. treasuries and corporate notes at December 31, 2010. As a result, at December 31, 2010, TDS had $368.1 million in cash and cash equivalents, $402.9 million in short-term investments and $102.2 million in long-term liquid investments, resulting in cash and investments of $873.2 million.

(c)
An equivalent access line is derived by converting a high capacity data line to an estimated equivalent, in terms of capacity, number of switched access lines.

(d)
For purposes of calculating this ratio, earnings consist of income from continuing operations before income taxes, fixed charges, distributions from unconsolidated investments and amortization of capitalized interest, less equity in undistributed earnings of unconsolidated investments, and noncontrolling interest in pretax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expense, capitalized interest, amortization of deferred debt expenses and estimated interest portion of rentals. Interest expense on income tax contingencies is not included in fixed charges.

RISK FACTORS

        Our business is subject to risks and uncertainties. Before deciding whether to invest in our Notes, you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risks described below and the risks described in our Annual Report on Form 10-K for the year ended December 31, 2010. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of such risks. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations.

We have a significant amount of indebtedness, which could adversely affect our financial performance and impact our ability to make payments on the Notes.

        Our level of indebtedness could have important consequences to the holders of the Notes. See "Capitalization." For example, it:

  •
  may limit our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes, particularly if the ratings assigned to our debt securities by rating organizations are revised downward;

  •
  will require us to dedicate a substantial portion of our cash flow from operations to the payment of interest and principal on our debt, reducing the funds available to us for other purposes including expansion through acquisitions, capital expenditures, marketing spending and expansion of our business; and

  •
  may limit our flexibility to adjust to changing business and market conditions and make us more vulnerable to a downturn in general economic conditions as compared to our competitors.

Our financial performance and other factors could adversely impact our ability to make payments on the Notes.

        Our ability to make scheduled payments or to refinance our obligations with respect to our indebtedness will depend on our financial and operating performance, which, in turn, is subject to prevailing economic and competitive conditions and other factors beyond our control. In addition, our leverage may put us at a competitive disadvantage to some of our competitors that are not as leveraged.

Ratings of the Notes may not reflect all risks of an investment in the Notes.

        We expect that the Notes will be rated by at least one nationally recognized statistical rating organization. A debt rating is not a recommendation to purchase, sell or hold the Notes. These ratings do not correspond to market price or suitability for a particular investor. Additionally, ratings may be lowered or withdrawn in their entirety at any time. Any real or anticipated downgrade or withdrawal of a rating by a rating agency that rates the Notes could have an adverse effect on the trading prices or liquidity of the Notes.

Changes in our credit rating could adversely affect the market price of the Notes.

        Following the offering, the market price for the Notes will be based on a number of factors, including our ratings with major credit rating agencies. Credit rating agencies revise their ratings for the companies that they follow from time to time, including us. We cannot be sure that credit rating agencies will maintain their current ratings. A negative change in our ratings could have an adverse effect on the market price of the Notes.

Changes in the credit markets could adversely affect the market price of the Notes.

        Following the offering, the market price for the Notes will be based on a number of factors, including:

  •
  the prevailing interest rates being paid by other companies similar to us; and

  •
  the overall condition of the financial markets.

        The condition of the credit markets and prevailing interest rates have fluctuated in the past and can be expected to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price and liquidity of the Notes.

An increase in market interest rates could result in a decrease in the relative value of the Notes.

        In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value. Consequently, if you purchase these Notes and market interest rates increase, the market values of your Notes may decline. We cannot predict the future level of market interest rates.

We may not be able to comply with certain debt covenants, which could cause some of our other debt to become accelerated.

        The credit facilities of TDS and its subsidiaries, the indentures and other documents defining the rights of holders of existing indebtedness of TDS and its subsidiaries and the Notes offered hereby contain various covenants. See "Description of Other Indebtedness." Although we are currently in compliance and intend to continue to comply with these covenants, we cannot assure you that we will be able to do so. Restrictions contained in these and other debt instruments may limit our operating and financial flexibility. An event of default, including a failure to comply with any of such covenants and/or restrictions, could make some or all of such debt immediately due and payable. The acceleration of a material portion of our indebtedness could have a material adverse effect on our financial position.

An active trading market may not develop for the Notes, which could adversely affect the price of the Notes in the secondary market and your ability to resell the Notes should you desire to do so.

        The Notes are a new issue of securities and there is no established trading market for the Notes. We intend to apply for listing of the Notes on the New York Stock Exchange; however, we cannot make any assurance as to:

  •
  the development of an active trading market;

  •
  the liquidity of any trading market that may develop;

  •
  the ability of holders to sell their Notes; or

  •
  the price at which the holders would be able to sell their Notes.

        If a trading market were to develop, the future trading prices of the Notes will depend on many factors, including prevailing interest rates, our credit ratings published by major credit rating agencies, the market for similar securities and our operating performance and financial condition. If a trading market develops, there is no assurance that it will continue.

We could enter into various transactions that could increase the amount of our outstanding debt, or adversely affect our capital structure or credit rating, or otherwise adversely affect holders of the Notes.

        Subject to certain exceptions relating to incurring certain liens or entering into certain sale and leaseback transactions, the terms of the Notes do not prevent us from entering into a variety of acquisition, divestiture, refinancing, recapitalization or other highly leveraged transactions. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the Notes.

Our holding company structure results in structural subordination and may affect our ability to make payments on the Notes.

        As a holding company, substantially all of our income and operating cash flow is dependent upon the earnings of our subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, us. As a result, we rely upon our subsidiaries to generate the funds necessary to meet our obligations, including the payment of amounts owed under the Notes. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due pursuant to the Notes or, subject to limited exceptions under certain intercompany agreements, to make any funds available to us to pay our obligations, whether by dividends, loans or other payments. Certain of our subsidiaries' loan agreements contain various restrictions on the transfer of funds to us, including certain provisions that restrict the amount of dividends that may be paid to us. Moreover, our rights to receive assets of any subsidiary upon its liquidation or reorganization (and the ability of holders of Notes to benefit indirectly therefrom) will be effectively subordinated to the claims of creditors of that subsidiary, including trade creditors.

Redemption may adversely affect your return on the Notes.

        We have the right to redeem some or all of the Notes prior to maturity, as described under "Description of the Notes—Redemption and Repayment." We may redeem the Notes at times when prevailing interest rates may be relatively low compared to rates at the time of issuance of the Notes. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the Notes.

USE OF PROCEEDS

        The net proceeds to be received by us from the offering, after deducting underwriting discounts and commissions and other offering expenses payable by us, are estimated to be approximately $290.2 million. We expect to use $282.5 million of the net proceeds from the offering to redeem all of our 7.6% Series A Notes due 2041, of which $282.5 million in aggregate principal amount is outstanding. Until the proceeds are used for these purposes, we may deposit them in interest-bearing accounts or invest them in short-term investment securities. The remaining net proceeds of approximately $7.7 million will be used for general corporate purposes.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and short-term investments, short-term debt and capitalization at December 31, 2010 (i) on an actual basis and (ii) as adjusted to give effect to the sale of the Notes offered hereby in the aggregate principal amount of $300.0 million, the use of $7.7 million of such amount to increase Cash and cash equivalents and and the use of $282.5 million of such amount to redeem all of our 7.6% Series A Notes due 2041. Such redemption requires that the remaining capitalized debt issuance costs on the 7.6% Series A Notes due 2041 be reduced in accordance with the amount redeemed. This reduction of $7.2 million will be recorded as an expense upon redemption and thereby reduce Retained Earnings. The table should be read in conjunction with our financial statements, the notes to our financial statements and the other financial data included in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of December 31, 2010 (unaudited)
	Actual	As Adjusted
	(Dollars in thousands, except per share amounts)
Cash and cash equivalents and short-term investments:
Cash and cash equivalents	$368,134	$375,831
Short-term investments	402,882	402,882

Total cash and cash equivalents and short-term investments	$771,016	$778,713

Short-term debt:
Revolving Credit Facilities	$—	$—
Current portion of long-term debt	1,711	1,711

Total short-term debt	$1,711	$1,711

Long-term debt:
TDS 7.6% Series A Notes due 2041	$282,500	$—
TDS 6.625% Senior Notes due 2045	116,250	116,250
TDS 6.875% Senior Notes due 2059	225,000	225,000
U.S. Cellular debt	868,042	868,042
TDS Telecom debt	2,283	2,283
Notes offered hereby	—	300,000
Other	7,498	7,498
Less: current portion of long-term debt	(1,711)	(1,711)

Total long-term debt	1,499,862	1,517,362

TDS Shareholders' equity:
Common Shares, par value $.01 per share, authorized 100,000,000 shares, issued 57,092,513 shares; Special Common Shares, par value $.01 per share, authorized 165,000,000 shares, issued 63,442,424 shares; and Series A Common Shares, par value $.01 per share, authorized 25,000,000 shares, issued 6,509,968 shares	1,270	1,270
Capital in Excess of Par Value	2,107,929	2,107,929
Treasury Shares, at cost, 7,198,099 Common Shares, 15,911,017 Special Common Shares	(738,695)	(738,695)
Accumulated Other Comprehensive Income (Loss)	(3,208)	(3,208)
Retained Earnings	2,446,626	2,439,432

Total TDS shareholders' equity	3,813,922	3,806,728
Preferred Shares	830	830
Non-controlling interests	646,057	646,057

Total Equity	4,460,809	4,453,615

Total capitalization	$5,960,671	$5,970,977

DESCRIPTION OF THE NOTES

General

        We provide information to you about the Notes in two separate documents:

  •
  the accompanying prospectus; and

  •
  this prospectus supplement.

        The following statements about the Notes are summaries and are subject to, and qualified in their entirety by reference to, the accompanying prospectus and the Indenture referred to in the prospectus. See "Description of Debt Securities" in the accompanying prospectus for additional information concerning the Notes and the Indenture. The following statements, therefore, do not contain all the information that may be important to you. Not all the defined terms used in this prospectus supplement are defined in this prospectus supplement. You should refer to the accompanying prospectus or Indenture for the definitions of certain terms.

        Subject to the discussion in this prospectus supplement, the Notes

  •
  will be issued under the Indenture, dated as of November 1, 2001, as amended or supplemented from time to time, between TDS and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A., as successor in interest to BNY Midwest Trust Company), as Trustee,

  •
  will mature on March 15, 2060,

  •
  will be issued in minimum denominations of $25 and integral multiples in excess thereof,

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  will be redeemable at our option, in whole or in part, at any time on and after March 15, 2016, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date as described under "—Redemption and Repayment" below, and

  •
  are expected to be listed on the New York Stock Exchange.

        Because the Company is a holding company which conducts substantially all of its operations through subsidiaries, the right of the Company, and hence the right of creditors of the Company (including the holders of the Notes), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized.

Further Issuances

        We may, without the consent of the holders of the Notes, issue additional notes having the same ranking and the same stated maturity date and other terms as these Notes. Any additional notes, together with the Notes offered by this prospectus supplement, will constitute a single series of senior debt securities under the indenture. No additional notes may be issued if an event of default under the indenture has occurred and is continuing with respect to the Notes.

Ranking

        The Notes will be our senior unsecured obligations, and will rank on a parity with all of our other existing and future senior unsecured obligations.

        As of the date of this prospectus supplement, the Company has approximately $398.75 million of senior notes outstanding (excluding the 6.875% Senior Notes due 2059 that were issued in 2010), which we refer to as the pre-2010 notes, which have the benefit of covenants limiting secured debt and sale and leaseback transactions similar to, but more restrictive than, the limitations on secured debt and sale and leaseback transactions described below. In the event the Company incurs secured debt or enters into a sale and leaseback transaction that is excepted from the covenant protection provided to the holders of the Notes but not the holders of the pre-2010 notes, the Notes may become effectively subordinated to the claims of the holders of the pre-2010 notes up to the value of the assets subject to the lien or sale and leaseback transaction. See "Description of Other Indebtedness."

        Substantially all of our operations are conducted through our subsidiaries. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and, therefore, the right of the holders of the Notes to participate in those assets will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, including liabilities to trade creditors. As of December 31, 2010, our subsidiaries had approximately $876.73 million of outstanding indebtedness.

Trading Characteristics

        We expect the Notes to trade at a price that takes into account the value, if any, of accrued and unpaid interest. This means that purchasers will not pay, and sellers will not receive, accrued and unpaid interest on the Notes that is not included in their trading price. Any portion of the trading price of a note that is attributable to accrued and unpaid interest will be treated as a payment of interest for U.S. federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Notes. See "Material Federal Income Tax Considerations" below.

Quarterly Payments

        Interest on the Notes will accrue from March 28, 2011 at a rate of 7% per year and will be payable initially on June 15, 2011 and thereafter quarterly on September 15, December 15, March 15, and June 15 of each year (each an "Interest Payment Date"). On an Interest Payment Date, interest will be paid to the persons in whose names the Notes were registered as of the record date. With respect to any Interest Payment Date, while the Notes remain in book-entry form the record date will be one business day prior to the relevant Interest Payment Date.

        The amount of interest payable for any period will be computed on the basis of twelve 30-day months and a 360-day year. The amount of interest payable for any period shorter than a full quarterly interest period will be computed on the basis of the number of days elapsed in a 90-day quarter of three 30-day months. If any Interest Payment Date falls on a Saturday, Sunday, legal holiday or a day on which banking institutions in the City of New York are authorized by law to close, then payment of interest will be made on the next succeeding business day and no additional interest will accrue because of the delayed payment, except that, if such business day is in the next succeeding calendar year, such payment will be made on the immediately preceding business day, with the same force and effect as if made on such date.

Redemption and Repayment

        The Notes will be redeemable at our option, in whole or in part, at any time on and after March 15, 2016 upon not less than 30 nor more than 60 days notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. Additionally, we may at any time repurchase Notes at any price in the open market and may hold, resell or surrender such Notes to the Trustee for cancellation. You will not have the right to require us to repay Notes prior to maturity. We are not required to establish a sinking fund to retire the Notes prior to maturity.

Additional Event of Default

        In addition to the Events of Default described in the prospectus, the terms of the Notes provide the following circumstance will be an Event of Default:

  •
  an event of default occurs under any instrument under which there is outstanding, or by which there may be secured or evidenced, any indebtedness of TDS for money borrowed, other than non-recourse indebtedness, which results in acceleration of, or non-payment at maturity, after giving effect to any applicable grace period, of such indebtedness in an aggregate amount exceeding 2% of TDS' Consolidated Assets, and

  •
  TDS shall have failed to cure such default or to discharge such indebtedness within ten calendar days after notice thereof to TDS by the Trustee or to TDS and the Trustee by the Holders of at least 33% in aggregate principal amount of the Notes then outstanding.

        Notwithstanding the foregoing, no such Event of Default will exist as long as TDS is contesting any such default or acceleration in good faith and by appropriate proceedings.

Certain Covenants of TDS

        Under the Supplemental Indenture establishing the Notes, TDS has agreed that it will not engage in certain transactions, as described below. Certain capitalized terms used below and in such Supplemental Indenture, not including terms defined in the Indenture, are defined at the end of this section.

        Limitation on Secured Debt.    TDS will not create or incur any Secured Debt without in either case effectively providing that the Notes, together with, if TDS will so determine, any other Debt of or guaranteed by TDS ranking equally with the Notes, will be secured equally and ratably with or prior to such Secured Debt, with certain stated exceptions.

        These exceptions permit:

  1.
  Secured Debt on acquired property, including Secured Debt:

  a.
  in respect of Liens on property existing at the time such property is acquired by TDS,

  b.
  in respect of Liens created upon or within 270 days following the acquisition or construction of property, including any improvements to existing property, to secure the payment of all or part of the purchase price thereof, or

  c.
  incurred by TDS prior to, at the time of or within 270 days following the acquisition of property which is subject to a related Lien, which Secured Debt is incurred for the purpose of financing all or part of the purchase price thereof.

        In general, this exception applies only to Liens on acquired property, and does not apply to Liens on any other property then owned by TDS.

  2.
  Secured Debt in respect of Liens on acquired property of a Person:

  a.
  existing at the time such Person is merged into or consolidated with TDS or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to TDS,

  b.
  resulting from such merger, consolidation, sale, lease or disposition by virtue of any Lien on property granted by TDS prior to and unrelated to such merger, consolidation, sale, lease or disposition which applies to after-acquired property of TDS, or

  c.
  resulting from such merger, consolidation, sale, lease or disposition pursuant to a Lien or contractual provision granted or entered into by such Person prior to such merger, consolidation, sale, lease or disposition, and not at the request of TDS.

            Any such Lien referred to in clause a does not apply to any property of TDS other than the property subject thereto at the time such Person or properties were acquired and any such Lien referred to in clause b or c does not apply to any property of TDS other than the property so acquired.

  3.
  Liens existing at the date of the Supplemental Indenture relating to the Notes.

  4.
  Liens in favor of a government or governmental entity to secure partial progress, advance or other payments, or other obligations, or to secure any Debt incurred for the purpose of financing all or any part of the cost of acquiring, constructing or improving the property subject to such Lien.

  5.
  Liens arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation, which Lien is required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege, franchise, license or permit.

  6.
  Liens for taxes, assessments or governmental charges or levies not yet delinquent or governmental charges or levies already delinquent, the validity of which charge or levy is being contested in good faith and for which any reserves required in accordance with generally accepted accounting principles have been established.

  7.
  Liens, including judgment liens, arising in connection with legal proceedings so long as such proceeding are being contested in good faith and, in the case of judgment liens, execution thereon is stayed and for which any reserves required in accordance with generally accepted accounting principles have been established.

  8.
  Liens on equity interests of TDS or any subsidiary of TDS in any person or persons that are not directly, or indirectly through one or more intermediaries, Controlled by TDS or by any of its subsidiaries.

  9.
  Liens upon or in any property or assets now owned or from time to time hereafter acquired by U.S. Cellular or any of its subsidiaries related in any way to the ownership by U.S. Cellular or by any of its subsidiaries of wireless telecommunications towers, including, but not limited to, tower structures, land on which towers are located, other real estate associated with such towers, leases for towers or for tower sites, subleases, licenses, co-location arrangements, easements and all other real property and other tangible or intangible assets related thereto.

  10.
  Liens on any property use primarily for or any of the following: data centers, colocation, managed services, hosted services or cloud services.

  11.
  Liens securing indebtedness of TDS or of any of its Subsidiaries to the Rural Electrification Administration, Rural Utility Service, Rural Telephone Bank or the Rural Telephone Finance Cooperative or successors thereto.

  12.
  Liens incurred and deposits made in the ordinary course of business to secure surety and appeal bonds, leases, return-on-money bonds and other similar obligations, exclusive of obligations for the payment of borrowed money.

  13.
  Secured Debt secured by any extension, renewals or replacement of any Liens referred to in the foregoing clauses 1 to 12, inclusive, provided that

  a.
  the principal amount of Secured Debt secured thereby does not exceed the principal amount of such Debt immediately prior to such extension, renewal or replacement, and

  b.
  any Lien created in connection therewith is limited to all or part of the property, plus improvements to such property, which secured the Secured Debt so extended, renewed or replaced.

        The restrictions in the first paragraph under "—Limitation on Secured Debt" do not apply if, immediately after the incurrence of such Secured Debt, giving effect to the application of the proceeds therefrom,

  a.
  the aggregate principal amount of Secured Debt, other than Secured Debt described in clauses 1 to 13, above, plus

  b.
  the aggregate amount of Capitalized Rent in respect of Sale and Leaseback Transactions, other than Sale and Leaseback Transactions the proceeds of which are or will be applied as described in clauses 1 to 7 inclusive, under "Limitation on Sale and Leaseback Transactions" below, would not exceed 20% of Consolidated Assets.

        Limitation on Sale and Leaseback Transactions.    TDS will not enter into any Sale and Leaseback Transaction unless immediately after the completion of such Sale and Leaseback Transaction, giving effect to the application of the proceeds therefrom,

  a.
  the aggregate amount of Capitalized Rent in respect of Sale and Leaseback Transactions, other than Sale and Leaseback Transactions described in clauses 1 to 7, inclusive, of the immediately succeeding paragraph, plus

  b.
  the aggregate principal amount of Secured Debt, other than Secured Debt described in clauses 1 to 13, inclusive, under "Limitation on Secured Debt" above, would not exceed 20% of Consolidated Assets.

        The foregoing restrictions do not apply to, and there will be excluded in computing the aggregate amount of Capitalized Rent for the purpose of such restrictions, the following Sales and Leaseback Transactions:

  1.
  Sale and Leaseback Transactions entered into to finance the payment of all or any part of the purchase price of property acquired or constructed by TDS, including any improvements to existing property, or entered into prior to, at the time of or within 270 days after the acquisition or construction of such property, which Sale and Leaseback Transaction is entered into for the purpose of financing all or part of the purchase or construction price thereof. In general, the foregoing exception only applies to the property acquired by TDS and does not apply to any property transferred by TDS to a subsidiary of TDS in contemplation of or in connection with such Sale and Leaseback Transaction.

  2.
  Sale and Leaseback Transactions involving property of a Person existing at the time such Person is merged into or consolidated with TDS or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to TDS.

  3.
  Sale and Leaseback Transactions in which the lessor is a government or governmental entity and which Sale and Leaseback Transaction is entered into to secure partial progress, advance or other payments, or other obligations, pursuant to any contract or statute or to secure any Debt incurred for the purpose of financing all or any part of the cost of constructing or improving the property subject to such Sale and Leaseback Transaction.

  4.
  Sale and Leaseback Transaction involving any property or assets now owned or from time to time hereafter acquired by U.S. Cellular or any of its subsidiaries related in any way to the ownership by U.S. Cellular or by any of its subsidiaries of wireless telecommunications towers, including, but not limited to, tower structures, land on which towers are located, other real estate associated with such towers, leases for towers or for tower sites, subleases, licenses, collocation arrangements, easements and all other real property and other tangible or intangible assets related thereto.

  5.
  Sale and Leaseback Transaction involving property used primarily as or for any of the following: data centers, colocation, managed services, hosted services or cloud services.

  6.
  Sale and Leaseback Transactions the net proceeds of which are at least equal to the fair value, as determined by the Board of Directors of TDS, of the property leased pursuant to such Sale and Leaseback Transaction, so long as within 270 days of the effective date of such Sale and Leaseback Transaction, TDS applies, or irrevocably commits to an escrow account, an amount equal to the net proceeds of such Sale and Leaseback Transaction to either:

  a.
  the purchase of other property having a fair value at least equal to the fair value of the property leased in such Sale and Leaseback Transaction and having a similar utility and function, or

  b.
  the retirement or repayment, other than any mandatory retirement or repayment at maturity, of

  i.
  the Notes,

  ii.
  other Funded Debt of TDS which ranks prior to or on a parity with the Notes, or

  iii.
  indebtedness of any subsidiary of TDS maturing by its terms more than one year from its date of issuance, notwithstanding that any portion of such indebtedness is included in current liabilities, or preferred stock of any subsidiary of TDS, other than any such indebtedness owed to or preferred stock owned by TDS or any subsidiary of TDS.

    In lieu of applying an amount equivalent to all or any part of such net proceeds to such retirement or repayment or committing such an amount to an escrow account for such purpose, TDS may deliver to the Trustee outstanding Notes and thereby reduce the amount to be applied pursuant to b of this clause 5 by an amount equivalent to the aggregate principal amount of the Notes so delivered.

  7.
  Sale and Leaseback Transactions involving extensions, renewals or replacements in whole or in part of a lease pursuant to a Sale and Leaseback Transaction referred to in the foregoing clauses 1 to 6, inclusive. Any such lease extension, renewal or replacement will be limited to all or any part of the same property leased under the lease so extended, renewed or replaced, plus improvements to such property.

  Certain Definitions.

        "Capital Stock" means and includes any and all shares, interests, participations or other equivalents, however designated, of ownership in a corporation or other Person.

        "Capitalized Rent" means the present value, discounted semi-annually at a discount rate equal to the weighted average rate of interest borne by the Notes then outstanding, of the total net amount of rent payable for the remaining term of any lease of property by TDS, including any period for which such lease has been extended; except that no such rental obligation will be deemed to be Capitalized Rent unless the lease resulted from a Sale and Leaseback Transaction. The total net amount of rent payable under any lease for any period will be the total amount of the rent payable by the lessee with respect to such period but will not include amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates, sewer rates and similar charges.

        "Consolidated Assets" means the gross assets, as defined by generally accepted accounting principles, less accumulated depreciation and amortization, of TDS and its Subsidiaries determined on a consolidated basis at the end of TDS' then most recently reported fiscal year or quarter, as the case may be, including minority interests of Subsidiaries.

        "Control" means ownership of voting power sufficient to elect a majority of the directors or other members of the governing body of any Person.

        "Debt" means with respect to a Person all obligations of such Person for borrowed money and all such obligations of any other Person for borrowed money guaranteed by such Person.

        "Funded Debt" means any Debt maturing by its terms more than one year from its date of issuance, notwithstanding that any portion of such Debt is included in current liabilities.

        "Lien" means any mortgage, pledge, security interest, lien, charge or other encumbrance.

        "Property" or "property" means any directly-held interest of a Person in any kind of property or asset whether real, personal or mixed and whether tangible or intangible, and includes Capital Stock of a subsidiary or other Person.

        "Sale and Leaseback Transaction" means any arrangement with any Person other than a Tax Consolidated Subsidiary providing for the leasing, as lessee, by TDS of any property, except for temporary leases for a term, including any renewal thereof, of not more than three years, provided that any such temporary lease may be for a term of up to five years if

  a.
  the Board of Directors of TDS reasonably finds such term to be in the best interest of TDS and

  b.
  the primary purpose of the transaction of which such lease is a part is not to provide funds to or financing for TDS, which property has been or is to be sold or transferred by TDS

  i.
  to any subsidiary of TDS in contemplation of or in connection with such arrangement or

  ii.
  to such other Person.

        "Secured Debt" means Debt of TDS secured by any Lien on property, including Capital Stock or indebtedness of subsidiaries of TDS, owned by TDS.

        "Subsidiary" or "subsidiary" means a Person which is consolidated with TDS in accordance with generally accepted accounting principles.

        "Tax Consolidated Subsidiary" means a subsidiary of TDS with which, at the time a Sale and Leaseback Transaction is entered into by TDS, TDS would be entitled to file a consolidated federal income tax return.

Book-Entry Only

        The Notes will be issued only in book-entry form through the facilities of The Depository Trust Company (the "Depositary") and will be in denominations of $25 and integral multiples in excess thereof. The Notes will be represented by one or more Global Securities ("Global Securities") and will be registered in the name of a nominee of the Depositary.

        The Depositary has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of section 17A of the Exchange Act. The Depositary holds securities that its participants deposit with the Depositary. The Depositary also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its participants' accounts, thereby eliminating the need for physical movement of securities. The Depositary's participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by The Depository Trust & Clearing Corporation, which is owned by the users of its regulated subsidiaries. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants. The rules applicable to the Depositary and its participants are on file with the SEC.

        Upon the issuance of the Global Security, the Depositary will credit its participants' accounts on its book-entry registration and transfer system with their respective principal amounts of the Notes represented by such Global Security. The underwriters designate which participants' accounts will be credited. The only persons who may own beneficial interests in the Global Security will be the Depositary's participants or persons that hold interests through such participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of its participants), and on the records of its participants (with respect to interests of persons other than such participants). The laws of some jurisdictions may require that some purchasers of securities take physical delivery of those securities in definitive form. These limits and laws may impair your ability to transfer your interest in the Notes.

        So long as the Depositary or its nominee is the registered owner of the Global Security, the Depositary or its nominee will be considered the sole owner or holder of the Notes represented by such Global Security for all purposes under the Notes and the Indenture. Except as provided below or as we may otherwise agree in our sole discretion, owners of beneficial interests in a Global Security will not be entitled to have Notes represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in the Global Security must rely on the procedures of the Depositary and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the Indenture.

        Principal and interest payments on Notes registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Notes. None of TDS, the Trustee, any paying agent or the registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Security for such Notes or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        We expect that the Depositary for the Notes or its nominee, upon receipt of any payment of principal or interest, will credit immediately its participants accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security for such Notes as shown on the records of the Depositary or its nominee. We also expect that payments by such participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices. These payments will be the responsibility of the participants. The Global Security may not be transferred except as a whole to another nominee of the Depositary or to a successor Depositary selected or approved by us or to a nominee of that successor Depositary. A Global Security is exchangeable for definitive notes in registered form in authorized denominations only if:

  •
  the Depositary notifies us that it is unwilling or unable to continue as Depositary and a successor Depositary is not appointed by us within 90 days;

  •
  the Depositary ceases to be a clearing agency registered or in good standing under the Exchange Act, or other applicable statute or regulation and a successor corporation is not appointed by us within 90 days; or

  •
  we, in our sole discretion, determine not to require that all of the Notes be represented by a Global Security.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facilities

        TDS has a $400 million revolving credit facility and U.S. Cellular has a $300 million revolving credit facility, each of which is available for general corporate purposes. At December 31, 2010, there were no outstanding borrowings and $0.2 million of outstanding letters of credit, leaving $399.8 million available for use under the TDS revolving credit facility, and there were no outstanding borrowings and $0.2 million of outstanding letters of credit, leaving $299.8 million available for use under the U.S. Cellular revolving credit facility.

        Borrowings under the revolving credit facilities bear interest at the London InterBank Offered Rate, or LIBOR, (or, at TDS' or U.S. Cellular's option, an alternate "Base Rate" as defined in the revolving credit agreements) plus a contractual spread based on TDS' and U.S. Cellular's credit rating. TDS or U.S. Cellular may select borrowing periods of either one, two, three or six months (or other period of twelve months or less requested by TDS or U.S. Cellular if approved by the lenders). At December 31, 2010, the contractual spread was 200 basis points. If TDS or U.S. Cellular provides less than three business days notice of intent to borrow, interest on borrowings is at the Base Rate (as defined in the revolving credit agreements) plus the contractual spread. The revolving credit facilities require TDS to pay fees at an aggregate rate of 0.30% of the total $400 million facility in 2011 and U.S. Cellular to pay fees at an aggregate rate of 0.30% of the total $300 million facility in 2011.

        In connection with U.S. Cellular's revolving credit facility, TDS and U.S. Cellular entered into a subordination agreement dated December 17, 2010 together with the administrative agent for the lenders under U.S. Cellular's revolving credit facility. At December 31, 2010, no U.S. Cellular debt was subordinated pursuant to this subordination agreement.

        TDS' and U.S. Cellular's interest cost on their revolving credit facilities is subject to increase if their current credit ratings from nationally recognized credit rating agencies are lowered, and is subject to decrease if the ratings are raised. The credit facilities would not cease to be available nor would the maturity date accelerate solely as a result of a downgrade in TDS' or U.S. Cellular's credit rating. However, a downgrade in TDS' or U.S. Cellular's credit rating could adversely affect their ability to renew the credit facilities or obtain access to other credit facilities in the future.

        The continued availability of the revolving credit facilities requires TDS and U.S. Cellular to comply with certain negative and affirmative covenants, maintain certain financial ratios and make representations regarding certain matters at the time of each borrowing. TDS and U.S. Cellular believe they were in compliance as of December 31, 2010 with all of the covenants and requirements set forth in their revolving credit facilities.

Long-Term Financing

        The following table identifies long-term debt of TDS and its subsidiaries as of December 31, 2010:

December 31, 2010
(Dollars in thousands)
TDS
7.6% Series A Notes due 2041	$282,500
6.625% Senior Notes due 2045	116,250
6.875% Senior Notes due 2059	225,000
Other	1,097

Total TDS	624,847

U.S. Cellular
6.7% Senior Notes due 2033, less unamortized discount	533,657
7.5% Senior Notes due 2034	330,000
Other	4,385
TDS Telecom
Government debt and other notes	2,283
Other Subsidiaries	6,401

Total subsidiaries	876,726

Total long-term debt	1,501,573
Less: current portion of long-term debt	1,711

Total long-term debt, excluding current portion	$1,499,862

  TDS Debt

        The unsecured 7.6% Series A Notes, issued in 2001, are due December 1, 2041. Interest is payable quarterly. The notes are redeemable by TDS at any time at 100% of the principal amount plus accrued and unpaid interest. TDS intends to use a portion of the net proceeds of this offering of the Notes, after deducting underwriting discounts and commissions and other offering expenses payable by TDS, to redeem all of the 7.6% Series A Notes due 2041.

        The unsecured 6.625% Senior Notes, issued in 2005, are due March 31, 2045. Interest on the notes is payable quarterly. TDS may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest.

        The unsecured 6.875% Senior Notes, issued in November 2010, are due November 15, 2059. Interest on the notes is payable quarterly. TDS may redeem the notes, in whole or in part, at any time on and after November 15, 2015, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest. In December 2010, TDS used the net proceeds from the issuance of the 6.875% Senior Notes to redeem $217.5 million in aggregate principal amount of its 7.6% Series A Notes, of which $500 million in aggregate principal amount had been outstanding. Following such redemption, $282.5 million of such unsecured 7.6% Series A Notes remain outstanding, as indicated above.

  U.S. Cellular

        The unsecured 6.7% Senior Notes are due December 15, 2033. Interest is paid semi-annually. U.S. Cellular may redeem the notes, in whole or in part, at any time prior to maturity at a redemption price equal to the greater of (a) 100% of the principal amount of such notes, plus accrued but unpaid interest, or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 30 basis points.

        The unsecured 7.5% Senior Notes are due June 15, 2034. Interest on the notes is payable quarterly. U.S. Cellular may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest.

  Covenants

        TDS and its subsidiaries' long-term debt and indentures do not contain any provisions resulting in acceleration of the maturities of outstanding debt in the event of a change in TDS' credit rating. However, a downgrade in TDS' credit rating could adversely affect its ability to obtain long-term debt financing in the future. TDS believes it and its subsidiaries were in compliance as of December 31, 2010 with all covenants and other requirements set forth in long-term debt indentures. TDS and U.S. Cellular have not failed to make nor do they expect to fail to make any scheduled payment of principal or interest under such indentures.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material United States federal income tax considerations to U.S. holders and non-U.S. holders (each as defined below) relating to the purchase, ownership and disposition of the Notes. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder, rulings, pronouncements, judicial decisions and administrative interpretations of the Internal Revenue Service (the "IRS"), all of which are subject to change, possibly on a retroactive basis, at any time by legislative, judicial or administrative action. We cannot assure you that the IRS will not challenge the conclusions stated below, and no ruling from the IRS has been (or will be) sought on any of the matters discussed below.

        The following discussion does not purport to be a complete analysis of all the potential U.S. federal income tax effects relating to the purchase, ownership and disposition of the Notes. Without limiting the generality of the foregoing, the discussion does not address the effect of any special rules applicable to certain types of holders, including, without limitation, dealers in securities or currencies, insurance companies, financial institutions, thrifts, regulated investment companies, tax-exempt entities, U.S. persons whose functional currency is not the U.S. dollar, U.S. expatriates, persons who hold notes as part of a straddle, hedge, conversion transaction, or other risk reduction or integrated investment transaction, investors in securities that elect to use a mark-to-market method of accounting for their securities holdings, individual retirement accounts or qualified pension plans or investors in pass-through entities, including partnerships and Subchapter S corporations that invest in our Notes. In addition, this discussion is limited to holders who are the initial purchasers of the Notes at their original issue price and hold the Notes as capital assets within the meaning of Section 1221 of the Code. This discussion does not address the effect of any U.S. state or local income or other tax laws, any U.S. federal estate and gift tax laws, any foreign tax laws or any tax treaties.

U.S. Holders

        The term "U.S. holder" means a beneficial owner of a Note that is:

  •
  an individual who is a citizen of the United States or who is a resident alien of the United States for U.S. federal income tax purposes;

  •
  a corporation or other entity taxable for U.S. federal income tax purposes as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if a valid election is in effect under applicable Treasury regulations to be treated as a U.S. person.

        If a partnership or other entity or arrangement classified as a partnership for U.S. tax purposes holds the Notes, the tax treatment of the partnership and each partner will depend on the activities of the partnership and the activities of the partner. Partnerships acquiring Notes, and partners in such partnerships, should consult their own tax advisors.

Taxation of Interest

        All of the Notes are expected to be issued at face value or a de minimis discount to face value and will bear interest at a fixed rate. Accordingly, interest on a Note will generally be includable in income of a U.S. holder as ordinary income at the time the interest is received or accrued, in accordance with the holder's regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Disposition

        A U.S. holder will generally recognize capital gain or loss on a sale, exchange, redemption, retirement or other taxable disposition of a Note measured by the difference, if any, between (i) the amount of cash and the fair market value of any property received, except to the extent that the cash or other property received in respect of a Note is attributable to accrued interest on the Note not previously included in income, which amount will be taxable as ordinary income, and (ii) the U.S. holder's adjusted tax basis in the Note. A U.S. holder's adjusted tax basis in a Note will generally equal the cost of the Note to such U.S. holder.

        Such capital gain or loss will be treated as a long-term capital gain or loss if, at the time of the sale or exchange, the Note has been held by the U.S. holder for more than one year; otherwise, the capital gain or loss will be short-term. Non-corporate taxpayers may be subject to a lower federal income tax rate on their net long-term capital gains than that applicable to ordinary income. All taxpayers are subject to certain limitations on the deductibility of their capital losses.

Information Reporting and Backup Withholding

        U.S. holders of Notes, except for certain exempt recipients, will generally be subject to information reporting and backup withholding (currently at a rate of 28%) on payments of interest, principal, gross proceeds from a disposition of Notes and redemption premium, if any. However, backup withholding generally applies only if the U.S. holder:

  •
  fails to furnish or furnishes an incorrect social security or other taxpayer identification number within a reasonable time after a request for such information;

  •
  fails to report interest properly; or

  •
  fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the taxpayer identification number provided is its correct number and that the U.S. holder is not subject to backup withholding.

        Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a credit against such U.S. holder's U.S. federal income tax liability and may entitle such holder to a refund, provided such holder furnishes the required information to the IRS. U.S. holders of Notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. We cannot refund amounts once withheld.

        We will furnish annually to the IRS, and to record holders of the Notes to whom we are required to furnish such information, information relating to the amount of interest paid and the amount of backup withholding, if any, with respect to payments on the Notes.

Non-U.S. Holders

        The following summary is limited to the U.S. federal income tax consequences relevant to a beneficial owner of a Note (other than a partnership or other entity or arrangement classified as a partnership for U.S. tax purposes) who is not a U.S. holder (a "non-U.S. holder").

Taxation of Interest

        Subject to the summary of backup withholding rules below, payments of interest on a Note to any non-U.S. holder generally will not be subject to U.S. federal income tax or withholding provided we or the person otherwise responsible for withholding of U.S. federal income tax from payments on the Notes receives a required certification from the non-U.S. holder and the non-U.S. holder is not:

  •
  an actual or constructive owner of 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  •
  a controlled foreign corporation related, directly or indirectly, to us through stock ownership; or

  •
  receiving such interest payments as income effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States.

        In order to satisfy the certification requirement, the non-U.S. holder must provide a properly completed IRS Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) under penalties of perjury that provides the non-U.S. holder's name and address and certifies that the non-U.S. holder is not a U.S. person. Alternatively, in a case where a security clearing organization, bank, or other financial institution holds the Notes in the ordinary course of its trade or business on behalf of the non-U.S. holder, certification requires that we or the person who otherwise would be required to withhold U.S. federal income tax receive from the financial institution a certification under penalties of perjury that a properly completed Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) has been received by it, or by another such financial institution, from the non-U.S. holder, and a copy of such a form is furnished to us or other appropriate payor.

        A non-U.S. holder that does not qualify for exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax, currently at the rate of 30%, or a lower applicable treaty rate, on payments of interest on the Notes that are not effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States.

        If the payments of interest on a Note are effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. holder in the Unites States), such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, such payments also may be subject to a 30% branch profits tax, or a lower applicable treaty rate. If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding two sentences, such payments will not be subject to withholding of U.S. federal income tax so long as the holder provides us, or the person who otherwise would be required to withhold U.S. federal income tax, with the appropriate certification.

        In order to claim a tax treaty benefit or exemption from withholding with respect to income that is effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder, the non-U.S. holder must provide a properly executed Form W-8BEN or W-8ECI. Under Treasury regulations, a non-U.S. holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us.

        Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of tax, exemption from or reduction of branch profits tax or other rules different from those described above.

Sale, Exchange or Disposition

        Subject to the summary of backup withholding rules below, any gain realized by a non-U.S. holder on the sale, exchange, retirement or other disposition of a Note generally will not be subject to U.S. federal income tax, unless:

  •
  such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

        Proceeds from the disposition of a note that are attributable to accrued but unpaid interest generally will be subject to, or exempt from, tax to the same extent as described above with respect to interest paid on a Note.

Information Reporting and Backup Withholding

        Any payments of interest to a non-U.S. holder may be reported to the IRS and to the non-U.S. holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the non-U.S. holder resides.

        Backup withholding and certain additional information reporting generally will not apply to payments of interest with respect to which either the requisite certification, as described above, has been received or an exemption otherwise has been established, provided that neither we nor the person who otherwise would be required to withhold U.S. federal income tax has actual knowledge or reason to know that the holder is, in fact, a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

        The payment of the proceeds from the disposition of the Notes by or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of the Notes by or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a "U.S. related person"). In the case of the payment of the proceeds from the disposition of the Notes by or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting, but generally not backup withholding, on the payment unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and the broker has no knowledge or reason to know to the contrary.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the non-U.S. holder's U.S. federal income tax liability provided such holder furnishes the required information to the IRS.

        THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES OR OTHER TAX LAWS.

UNDERWRITING

        Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Wells Fargo Securities, LLC are acting as representatives of the underwriters named below.

        Subject to the terms and conditions in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of Notes set forth opposite the underwriter's name.

Underwriters	Principal Amount of Notes
Citigroup Global Markets Inc.	$58,312,500
Merrill Lynch, Pierce, Fenner & Smith Incorporated	58,312,500
UBS Securities LLC	58,312,500
Wells Fargo Securities, LLC	58,312,500
RBC Capital Markets, LLC	15,000,000
BNY Mellon Capital Markets, LLC	6,000,000
Comerica Securities, Inc.	6,000,000
SunTrust Robinson Humphrey, Inc.	6,000,000
TD Securities (USA) LLC	6,000,000
U.S. Bancorp Investments, Inc.	6,000,000
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.	1,500,000
Incapital LLC	1,500,000
Janney Montgomery Scott LLC	1,500,000
Keefe, Bruyette & Woods, Inc.	1,500,000
Morgan Keegan & Company, Inc.	1,500,000
Oppenheimer & Co. Inc.	1,500,000
Robert W. Baird & Co. Incorporated	1,500,000
Stifel, Nicolaus & Company, Incorporated	1,500,000
B.C. Ziegler and Company	750,000
Blaylock Robert Van, LLC	750,000
Cabrera Capital Markets, LLC	750,000
CastleOak Securities, L.P.	750,000
D.A. Davidson & Co.	750,000
Davenport & Company LLC	750,000
J.J.B. Hilliard, W.L. Lyons, Inc.	750,000
KeyBanc Capital Markets Inc.	750,000
Lebenthal & Co., LLC	750,000
Mesirow Financial, Inc.	750,000
Samuel A. Ramirez & Co., Inc.	750,000
William Blair & Company, LLC	750,000
The Williams Capital Group, L.P.	750,000

Total	$300,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes.

        The underwriters propose to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to dealers at the public offering price less a concession not to exceed $0.50 per Note; provided, however, that such concession for sales to certain institutions will not be in excess of $0.30 per Note. The underwriters may allow, and dealers may reallow, a concession not to exceed $0.45 per Note on sales to other dealers. After the initial offering of the Notes to the public, the representatives may change the public offering price and concessions.

        The amount of the underwriting discounts and commissions (expressed as a percentage of the principal amount of the Notes) to be paid by us to the underwriters in connection with this offering is 3.15%.

        Prior to this offering, there has been no public market for the Notes. We intend to list the Notes on the New York Stock Exchange, and we expect trading in the Notes on the New York Stock Exchange to begin within 30 days after the original issue date. In order to meet one of the requirements for listing the Notes, the underwriters will undertake to sell the Notes to a minimum of 400 beneficial holders.

        The Notes are a new issue of securities with no established trading market. The underwriters have advised us that they intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. Neither we nor the underwriters can assure you that the trading market for the Notes will be liquid.

        In connection with this offering, the representatives, on behalf of the underwriters, may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchase of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

        The representatives also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase Notes originally sold by that syndicate member.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        We estimate that our total expenses for this offering will be approximately $700,000.

        The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. In addition, certain underwriters or their affiliates may provide credit to us as lenders.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of these liabilities.

        It is expected that delivery of the Notes will be made on or about the date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of this prospectus supplement. Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade Notes on the date of this prospectus supplement or the next succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of Notes who wish to trade Notes on the date of this prospectus supplement or the next succeeding business day should consult their own advisors.

LEGAL MATTERS

        The validity of the Notes offered hereby will be passed upon for TDS by Sidley Austin LLP, Chicago, Illinois, and certain legal matters will be passed upon for the underwriters by Mayer Brown LLP, Chicago, Illinois. TDS is controlled by a voting trust. Walter C.D. Carlson, a trustee and beneficiary of the voting trust, the non-executive chairman of the board and member of the board of directors of TDS and a director of U.S. Cellular, William S. DeCarlo, the General Counsel and/or an Assistant Secretary of TDS and certain subsidiaries of TDS, and Stephen P. Fitzell, the General Counsel and an Assistant Secretary of certain subsidiaries of TDS, are partners of Sidley Austin LLP. Walter C.D. Carlson does not provide any legal services to TDS or its subsidiaries. Mayer Brown LLP from time to time acts as counsel in certain matters for TDS. Debora de Hoyos, wife of Walter C.D. Carlson, is a partner of Mayer Brown LLP.

Telephone and Data Systems, Inc.

Debt Securities

        We may use this Prospectus from time to time to offer, on a delayed or periodic basis, unsubordinated senior debt securities consisting of debentures, notes, bonds and/or other evidences of indebtedness, which we refer to as "debt securities." We may offer such debt securities in one or more series in amounts, at prices and on terms to be determined at the time of sale. The following information about offered debt securities will be set forth in a Prospectus Supplement that will accompany this Prospectus: the specific designation, aggregate principal amount, currency denomination, maturity, interest rate—which may be fixed or variable, time of payment of interest, if any, any terms for redemption at our option or the holder's option, any terms for sinking fund payments, whether such securities are exchangeable into other securities, the initial public offering price and any other terms of the debt securities and the offering.

        Debt securities issued under the Indenture described in this Prospectus are expected to be unsecured and to rank pari passu with all of our other unsecured and unsubordinated indebtedness.

        The debt securities are expected to be issued only in registered form. All or a portion of the debt securities of any series may be issued to a depository as a global security and may be exchangeable for physical securities only under limited conditions.

        We may sell debt securities to or through underwriters or dealers, and also may sell debt securities to other purchasers directly or through agents. An accompanying Prospectus Supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the debt securities offered hereby, the principal amounts, if any, to be purchased by underwriters and the compensation of such underwriters, dealers or agents.

        Our Common Shares and our Special Common Shares are listed for trading on the New York Stock Exchange under the symbol "TDS" and "TDS.S," respectively. In addition, certain of our debt is listed for trading on the New York Stock Exchange. The relevant Prospectus Supplement will contain information, if applicable, as to whether the debt securities offered will be listed for trading on any securities exchange or other market.

        Investing in our debt securities involves risk. See "Risk Factors" on page 2 of this Prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is March 21, 2011.

FORWARD LOOKING STATEMENTS

        This Prospectus and the documents incorporated by reference herein contain statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules of the Securities Exchange Commission ("SEC"). All statements, other than statements of historical fact, are forward-looking statements. The words "believes," "anticipates," "estimates," "expects," "plans," "intends," "projects" and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be significantly different from any future results, events or developments expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the risks included or incorporated by reference under "Risk Factors" below and the following risks:

  •
  Intense competition in the markets in which TDS operates could adversely affect TDS' revenues or increase its costs to compete.

  •
  A failure by TDS to successfully execute its business strategy or allocate resources or capital could have an adverse effect on TDS' business, financial condition or results of operations.

  •
  A failure by TDS' service offerings to meet customer expectations could limit TDS' ability to attract and retain customers and could have an adverse effect on TDS' operations.

  •
  TDS' system infrastructure may not be capable of supporting changes in technologies and services expected by customers, which could result in lost customers and revenues.

  •
  An inability to obtain or maintain roaming arrangements with other carriers on terms that are acceptable to TDS could have an adverse effect on TDS' business, financial condition or results of operations.

  •
  TDS currently receives a significant amount of roaming revenues from its wireless business. As a result of acquisitions by other companies in the wireless industry, TDS roaming revenues have declined significantly from amounts earned in certain prior years. Further industry consolidation and continued build outs by other wireless carriers could cause roaming revenues to decline even more, which would have an adverse effect on TDS' business, financial condition and results of operations.

  •
  A failure by TDS to obtain access to adequate radio spectrum to meet current or anticipated future needs and/or to accurately predict future needs for radio spectrum could have an adverse effect on TDS' business and operations.

  •
  To the extent conducted by the Federal Communications Commission (the "FCC"), TDS is likely to participate in auctions of additional spectrum in the future as an applicant or as a non-controlling partner in another auction applicant and, during certain periods, will be subject to the FCC's anti-collusion rules, which could have an adverse effect on TDS.

  •
  Changes in the regulatory environment or a failure by TDS to timely or fully comply with any applicable regulatory requirements could adversely affect TDS' financial condition, results of operations or ability to do business.

  •
  Changes in universal service fund ("USF") funding and/or intercarrier compensation could have a material adverse impact on TDS' financial position or results of operations.

  •
  An inability to attract and/or retain highly competent management, technical, sales and other personnel could have an adverse effect on TDS' business, financial condition or results of operations.

  •
  TDS' assets are concentrated in the U.S. telecommunications industry. As a result, its results of operations may fluctuate based on factors related entirely to conditions in this industry.

  •
  The completion of acquisitions by other companies has led to increased consolidation in the wireless telecommunications industry. TDS' lower scale relative to larger wireless carriers has in the past and could in the future prevent or delay its access to new products including wireless devices, new technology and/or new content and applications which could adversely affect TDS' ability to attract and retain customers and, as a result, could adversely affect its business, financial condition or results of operations.

  •
  TDS' inability to manage its supply chain or inventory successfully could have an adverse effect on its business, financial condition or results of operations.

  •
  Changes in general economic and business conditions, both nationally and in the markets in which TDS operates, could have an adverse effect on TDS' business, financial condition or results of operations.

  •
  Changes in various business factors could have an adverse effect on TDS' business, financial condition or results of operations.

  •
  Advances or changes in telecommunications technology, such as Voice over Internet Protocol ("VoIP"), High-Speed Packet Access ("HSPA"), WiMAX or Long-Term Evolution ("LTE"), could render certain technologies used by TDS obsolete, could put TDS at a competitive disadvantage, could reduce TDS' revenues or could increase its costs of doing business.

  •
  Complexities associated with deploying new technologies present substantial risk.

  •
  TDS could incur higher than anticipated intercarrier compensation costs.

  •
  TDS is subject to numerous surcharges and fees from federal, state and local governments, and the applicability and the amount of these fees are subject to great uncertainty.

  •
  Changes in TDS' enterprise value, changes in the market supply or demand for wireless licenses or wireline markets, adverse developments in the business or the industry in which TDS is involved and/or other factors could require TDS to recognize impairments in the carrying value of its license costs, goodwill and/or physical assets.

  •
  Costs, integration problems or other factors associated with developing and enhancing business support systems, acquisitions/divestitures of properties or licenses and/or expansion of TDS' business could have an adverse effect on TDS' business, financial condition or results of operations.

  •
  A significant portion of TDS' wireless revenues is derived from customers who buy services through independent agents who market TDS' services on a commission basis. If TDS' relationships with these agents are seriously harmed, its business, financial condition or results of operations could be adversely affected.

  •
  TDS' investments in technologies which are unproven may not produce the benefits that TDS expects.

  •
  A failure by TDS to complete significant network construction and systems implementation activities as part of its plans to improve the quality, coverage, capabilities and capacity of its network and support systems could have an adverse effect on its operations.

  •
  Financial difficulties (including bankruptcy proceedings) or other operational difficulties of TDS' key suppliers or vendors, termination or impairment of TDS' relationships with such suppliers or vendors, or a failure by TDS to manage its supply chain effectively could result in delays or termination of TDS' receipt of required equipment or services, or could result in excess quantities of required equipment or services, any of which could adversely affect TDS' business, financial condition or results of operations.

  •
  TDS has significant investments in entities that it does not control. Losses in the value of such investments could have an adverse effect on TDS' financial condition or results of operations.

  •
  A failure by TDS to maintain flexible and capable telecommunication networks or information technology, or a material disruption thereof, including breaches of network or information technology security, could have an adverse effect on TDS' business, financial condition or results of operations.

  •
  Wars, conflicts, hostilities and/or terrorist attacks or equipment failures, power outages, natural disasters or other events could have an adverse effect on TDS' business, financial condition or results of operations.

  •
  The market prices of TDS' Common Shares and Special Common Shares are subject to fluctuations due to a variety of factors.

  •
  Identification of errors in financial information or disclosures could require amendments to or restatements of financial information or disclosures included in this or prior filings with the SEC. Such amendments or restatements and related matters, including resulting delays in filing periodic reports with the SEC, could have an adverse effect on TDS' business, financial condition or results of operations.

  •
  The existence of material weaknesses in the effectiveness of internal control over financial reporting could result in inaccurate financial statements or other disclosures or failure to prevent fraud, which could have an adverse effect on TDS' business, financial condition or results of operations.

  •
  Changes in facts or circumstances, including new or additional information that affects the calculation of potential liabilities for contingent obligations under guarantees, indemnities,

    claims, litigation or otherwise, could require TDS to record charges in excess of amounts accrued in the financial statements, if any, which could have an adverse effect on TDS' financial condition or results of operations.

  •
  Disruption in credit or other financial markets, a deterioration of U.S. or global economic conditions or other events, could, among other things, impede TDS' access to or increase the cost of financing its operating and investment activities and/or result in reduced revenues and lower operating income and cash flows, which would have an adverse effect on TDS' financial condition or results of operations.

  •
  Uncertainty of access to capital for telecommunications companies, deterioration in the capital markets, other changes in market conditions, changes in TDS' credit ratings or other factors could limit or restrict the availability of financing on terms and prices acceptable to TDS, which could require TDS to reduce its construction, development or acquisition programs.

  •
  Settlements, judgments, restraints on its current or future manner of doing business and/or legal costs resulting from pending and future litigation could have an adverse effect on TDS' financial condition, results of operations or ability to do business.

  •
  The possible development of adverse precedent in litigation or conclusions in professional studies to the effect that radio frequency emissions from wireless devices and/or cell sites cause harmful health consequences, including cancer or tumors, or may interfere with various electronic medical devices such as pacemakers, could have an adverse effect on TDS' wireless business, financial condition or results of operations.

  •
  Claims of infringement of intellectual property and proprietary rights of others, primarily involving patent infringement claims, could prevent TDS from using necessary technology to provide services or subject TDS to expensive intellectual property litigation or monetary penalties, which could have an adverse effect on TDS' business, financial condition or results of operations.

  •
  Certain matters, such as control by the Voting Trust that controls TDS and provisions in the TDS Restated Certificate of Incorporation, may serve to discourage or make more difficult a change in control of TDS.

  •
  Any of the foregoing events or other events could cause customer net additions, revenues, operating income, capital expenditures and/or any other financial or statistical information to vary from TDS' forward-looking estimates by a material amount.

        Other unknown or unpredictable factors also could have material adverse effects on future results, performance or achievements. Investors are encouraged to consider these and other risks and uncertainties that are discussed in documents filed by TDS with the SEC and included or incorporated by reference herein. We undertake no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. Readers should evaluate any statements in light of these important factors.

v

 ABOUT THIS PROSPECTUS

        We filed a Registration Statement on Form S-3 related to the offering described in this Prospectus. We filed such Registration Statement as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act. By using an automatic shelf Registration Statement, we may, at any time and from time to time, sell senior debt securities under this Prospectus in one or more offerings in an indeterminate amount. This Prospectus provides you with a general description of such senior debt securities. We may, by filing a post-effective amendment to our Registration Statement on Form S-3, add additional types of securities to such automatic shelf Registration Statement that may be sold under this Prospectus.

        As allowed by SEC rules, this Prospectus does not contain all of the information which you can find in the Registration Statement. You are referred to the Registration Statement and the Exhibits thereto for further information. This document is qualified in its entirety by such other information. The Registration Statement can be read at the SEC web site or at the SEC offices specified under the heading "Where You Can Find More Information" below.

        As used in this Prospectus, "TDS," the "Company", "we," "us", and/or "our" refers to Telephone and Data Systems, Inc., unless the context requires otherwise.

        You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this Prospectus. You should not assume that the information contained in this Prospectus is accurate as of any date other than the date of such Prospectus, and neither the mailing of this Prospectus to shareholders nor the issuance of any securities hereunder shall create any implication to the contrary. This Prospectus does not offer to buy or sell securities in any jurisdiction where it is unlawful to do so.

SUMMARY

        This summary highlights selected information from this document and does not contain all of the information that is important to you. You should carefully read this entire document and the documents incorporated by reference in this document. See "Where You Can Find More Information."

TDS

        TDS is a diversified telecommunications company providing high-quality telecommunications services in 36 states to approximately 6.1 million wireless customers and 1.1 million wireline equivalent access lines at December 31, 2010. TDS conducts substantially all of its wireless operations through its 83%-owned subsidiary, United States Cellular Corporation, and its incumbent local exchange carrier and competitive local exchange carrier wireline operations through its wholly owned subsidiary, TDS Telecommunications Corporation. TDS conducts printing and distribution services through its majority-owned subsidiary, Suttle Straus, Inc. which represents a small portion of TDS' operations. TDS has its principal executive offices at 30 North LaSalle Street, Chicago, Illinois 60602; and its telephone number is (312) 630-1900.

Risk Factors

        Our business is subject to risks and uncertainties. See "Risk Factors" below.

The Securities We May Offer

        We may offer from time to time, on a delayed or continuous basis, an indeterminate amount of debt securities consisting of debentures, notes, bonds and/or other evidences of indebtedness. This Prospectus describes the general terms of the debt securities that we may offer under the terms of the Indenture which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "Description of Debt Securities" below.

Rank of Securities

        Securities issued under the Indenture described in this Prospectus are expected to be unsecured and to rank pari passu with all other unsecured and unsubordinated indebtedness of TDS, except to the extent described below. See "Description of Debt Securities" below.

Designation and Specific Terms of Series of Securities

        The following information about offered debt securities will be included in a Prospectus Supplement that will accompany this Prospectus: the specific designation, aggregate principal amount, currency denomination, maturity, interest rate—which may be fixed or variable, time of payment of interest, if any, any terms for redemption at our option or the holder's option, any terms for sinking fund payments, whether such securities are exchangeable into other securities, the initial public offering price and any other terms of the debt securities and the offering. See "Description of Debt Securities" below.

Ratio of Earnings to Fixed Charges

        See "Consolidated Ratio of Earnings to Fixed Charges" below for the ratio of earnings to fixed charges for certain prior periods.

RISK FACTORS

        Our business is subject to risks and uncertainties. You should carefully consider and evaluate all of the information included and incorporated by reference in this Prospectus, including the risk factors incorporated by reference from Part I, Item 1A of our most recent Annual Report on Form 10-K, as updated by Part II, Item 1A of our Quarterly Reports on Form 10-Q and other SEC filings filed after such Annual Report, which are incorporated by reference herein. See "Where You Can Find More Information" below. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of such risks. The Prospectus Supplement related to an offering may also include certain risks relating to that offering.

TDS

        TDS is a diversified telecommunications company providing high-quality telecommunications services in 36 states to approximately 6.1 million wireless customers and 1.1 million wireline equivalent access lines at December 31, 2010. TDS conducts substantially all of its wireless operations through its 83%-owned subsidiary, United States Cellular Corporation, and its incumbent local exchange carrier and competitive local exchange carrier wireline operations through its wholly owned subsidiary, TDS Telecommunications Corporation. TDS conducts printing and distribution services through its majority-owned subsidiary, Suttle Straus, Inc. which represents a small portion of TDS' operations. TDS has its principal executive offices at 30 North LaSalle Street, Chicago, Illinois 60602; and its telephone number is (312) 630-1900. TDS was incorporated in 1968 and changed its corporate domicile from Iowa to Delaware in 1998.

        For current selected financial information and other information about TDS, see TDS' Annual Report on Form 10-K for the most recent fiscal year, which includes certain portions of the TDS Annual Report to Shareholders, as incorporated by reference herein. See "Where You Can Find More Information" below.

USE OF PROCEEDS

        Unless otherwise indicated in an accompanying Prospectus Supplement, the net proceeds to be received by TDS from the sale of debt securities offered by this Prospectus will be used principally for general corporate purposes, including the possible reduction of other long-term debt; the repurchase of shares; in connection with our acquisition, construction and development programs; for the reduction of short-term debt; for working capital; or to provide additional investments in our subsidiaries. Until the proceeds are used for these purposes, we may deposit them in interest-bearing accounts or invest them in short-term investment securities.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our historical ratios of earnings to fixed charges for each of the years ended December 31, 2006 through 2010.

Year Ended December 31,
2010	2009	2008	2007	2006
2.51x	2.99x	1.67x	3.52x	2.04x

        For purposes of calculating this ratio, earnings consist of income from continuing operations before income taxes, fixed charges, distributions from unconsolidated investments and amortization of capitalized interest, less equity in undistributed earnings of unconsolidated investments and noncontrolling interest in pretax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expense, capitalized interest, amortization of deferred debt expenses and estimated interest portion of rentals. Interest expense on income tax contingencies is not included in fixed charges.

 DESCRIPTION OF DEBT SECURITIES

        We expect to issue the debt securities under an Indenture dated November 1, 2001 between TDS and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A., as successor to BNY Midwest Trust Company), as Trustee, the form of which has been incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. The following is a summary of the material terms of the Indenture relating to unsubordinated senior debt securities.

        The statements contained in this Prospectus relating to the Indenture and the debt securities we may issue are summaries and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture (including those terms made a part of the Indenture by reference to the Trust Indenture Act of 1939) and the other instruments defining the rights of holders of specific debt securities to be filed with the SEC at the time that such debt securities are issued. You should read the Indenture and such other documents for information that may be important to you before you buy any debt securities.

General

        The debt securities that we may issue under the Indenture will be our direct obligations and may include debentures, notes, bonds and other evidences of indebtedness.

        The Indenture does not limit the aggregate principal amount of debt securities, secured or unsecured, which we may issue under the Indenture or otherwise.

        We may issue debt securities under the Indenture from time to time in one or more series or tranches thereof, as authorized by a resolution of our board of directors and as set forth in a company order or one or more supplemental indentures creating such series.

        Unless otherwise indicated in the applicable Prospectus Supplement, the Indenture also permits us to increase the principal amount of any series of debt securities previously issued and to issue such increased principal amount.

        The debt securities may be denominated and payable in foreign currencies or units based on or relating to foreign currencies.

        We will describe any special United States federal income tax considerations applicable to the debt securities in the Prospectus Supplement relating to those debt securities.

        Debt securities issued under the Indenture are expected to be unsecured obligations of TDS and to rank pari passu with all other unsecured debt of TDS.

        However, because TDS is a holding company, the right of TDS, and hence the right of the creditors of TDS (including the holders of debt securities), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that claims of TDS as a creditor of such subsidiary may be recognized.

        In addition, the ability of TDS to make payments of principal and interest on the debt securities will be dependent upon the payment to it by its subsidiaries of dividends, loans or advances. As described in the notes to the TDS financial statements incorporated by reference in this Prospectus, such payments by TDS' regulated telephone company subsidiaries may be subject to regulatory restrictions.

        There is no restriction in the Indenture against TDS or its subsidiaries incurring secured or unsecured indebtedness or issuing secured or unsecured debt securities under the Indenture or other indentures.

        The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended.

Designation of Terms of Securities

        We will execute a company order and/or a supplemental indenture relating to a particular series of debt securities if and when we issue any debt securities.

        We will describe the particular terms of each series of debt securities in a Prospectus Supplement relating to that series.

        We can issue these debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount.

        We will set forth in a Prospectus Supplement relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities:

  •
  the title and designation of such debt securities and series;

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  any limitations on the aggregate principal amount of the debt securities of any series;

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  the stated maturity or maturities of such series;

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  the date or dates from which interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record date for the determination of holders to whom interest is payable on any such interest payment date;

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  the interest rate or rates, which may be fixed or variable, or method of calculation of such rate or rates, for such series;

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  the terms, if any, regarding the redemption, purchase or repayment of such series;

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  whether or not the debt securities of such series will be issued in whole or in part in the form of a global security and, if so, the depository for such global security and the related procedures with respect to transfer and exchange of such global security;

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  the form of the debt securities of such series;

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  the maximum annual interest rate, if any, of the debt securities permitted for such series;

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  whether the debt securities of such series shall be subject to periodic offering;

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  the currency or currencies, including composite currencies, in which payment of the principal of (and premium, if any) and interest on the debt securities of such series will be payable, if other than dollars;

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  any other information necessary to complete the debt securities of such series;

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  the establishment of any office or agency at which the principal of and interest, if any, on debt securities of that series will be payable;

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  if other than denominations of $1,000 or any integral multiple thereof, the denominations in which the debt securities of the series will be issuable;

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  the obligations or instruments, if any, which may be eligible for use in defeasance of any debt securities in respect of the debt securities of a series denominated in a currency other than dollars or in a composite currency;

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  whether or not the debt securities of such series will be issued as original issue discount securities and the terms thereof, including the portion of the principal amount thereof which will be payable upon declaration of acceleration of the maturity;

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  whether the principal of and premium, if any, or interest, if any, on such debt securities is payable, at the election of TDS or the holder thereof, in coin or currency, including composite currencies, other than that in which the debt securities are stated to be payable;

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  whether the amount of payment of principal of and premium, if any, or interest, if any, on such debt securities may be determined with reference to an index, formula or other method, or based on a coin or currency other than that in which the debt securities are stated to be payable;

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  any addition to, or modification or deletion of, any covenants or terms to the Indenture, including events of default with respect to the debt securities of the series;

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  the terms and conditions, if any, pursuant to which the debt securities of the series are secured;

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  whether the debt securities of the series will be exchangeable into other securities and, if so, the terms and conditions upon which such securities will be exchangeable; and

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  any other terms of such series not inconsistent with the Indenture.

        We may issue debt securities at a discount below their stated principal amount and provide for less than the entire principal amount of the debt securities to be payable upon declaration of acceleration of maturity. In that event, we will describe any material federal income tax considerations and other material considerations in the applicable Prospectus Supplement.

Form, Exchange, Registration and Transfer

        Debt securities in definitive form will be issued as registered securities without coupons in denominations of $1,000 unless otherwise specified in an accompanying Prospectus Supplement and will be authenticated by the Trustee.

        You may present debt securities for registration of transfer, with the form of transfer endorsed thereon duly executed, or exchange, at the office of the security registrar, without service charge and upon payment of any taxes and other governmental charges.

        Such transfer or exchange will be effected upon TDS or the security registrar being satisfied with the documents of title and identity of the person making the request.

        It is expected that the security register will be maintained by the Trustee at its offices in New York, New York.

        We may change the securities registrar and the place for registration of transfer and exchange of the debt securities and may designate one or more additional places for such registration and exchange.

        We will not be required to:

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  issue, register the transfer of or exchange any debt security during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of less than all the outstanding debt securities and ending at the close of business on the day of such mailing, or

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  register the transfer of or exchange any debt securities or portions thereof called for redemption in whole or in part.

Payment and Paying Agents

        You will receive payment of principal of and premium, if any, on any debt security only against surrender by you to the paying agent of such debt security.

        Principal of and any premium and interest on any debt security will be payable at the office of such paying agent or paying agents as we may designate from time to time, except that at our option, we may pay any interest by check mailed to the address of the person entitled thereto as such address will appear in the security register with respect to such debt security.

        It is expected that the Trustee will act as paying agent with respect to debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agents or approve a change in the office through which any paying agent acts.

        All moneys paid by us to a paying agent for the payment of the principal of and premium, if any, or interest, if any, on any debt securities that remain unclaimed at the end of two years after such principal, premium, if any, or interest will have become due and payable, subject to applicable law, will be repaid to us and the holder of such debt security will thereafter look only to us for payment thereof.

Book-Entry Debt Securities

        Except under the circumstances described below, the debt securities may be issued in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, a depository as we may designate and registered in the name of a nominee of such depository.

        It is expected that Depository Trust Company will be the designated depository. Information about the designated depository will be set forth in the Prospectus Supplement.

        Book-entry debt securities represented by a global security will not be exchangeable for certificated notes and, except as set forth below or in the Prospectus Supplement, will not otherwise be issuable as certificated notes. Except as set forth below or in the Prospectus Supplement, owners of beneficial interests in a global security will not be entitled to have any of the individual book-entry debt securities represented by a global security registered in their names, will not receive or be entitled to receive physical delivery of any such book-entry security and will not be considered the owners thereof under the Indenture, including, without limitation, for purposes of consenting to any amendment thereof or supplement thereto.

        So long as the depository, or its nominee, is the registered owner of a global security, such depository or such nominee, as the case may be, will be considered the sole owner of the individual book-entry debt securities represented by such global security for all purposes under the Indenture.

        None of TDS, the Trustee nor any agent for payment on or registration of transfer or exchange of any global security will have any responsibility or liability for any aspect of the depository's records relating to or payments made on account of beneficial interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        Payments of principal of and premium, if any, and any interest on individual book-entry debt securities represented by a global security will be made to the depository or its nominee, as the case may be, as the owner of such global security.

        If the designated depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed, we will issue individual certificated notes in exchange for the global note representing the corresponding book-entry debt securities.

        In addition, we may at any time and in our sole discretion determine not to have any debt securities represented by the global security and, in such event, will issue individual certificated notes in exchange for the global security representing the corresponding book-entry debt securities. In any such instance, an owner of a book-entry security represented by a global security will be entitled to physical delivery of individual certificated notes equal in principal amount to such book-entry security and to have such certificated notes registered in his or her name.

Modification of the Indenture

        With the Consent of Securityholders.    The Indenture contains provisions permitting TDS and the Trustee, with the consent of the holders of not less than a majority in principal amount of debt securities of each series that are affected by the modification, to modify the Indenture or any supplemental indenture affecting that series or the rights of the holders of that series of debt securities.

However, no such modification, without the consent of the holder of each outstanding security affected thereby, may:

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  extend the fixed maturity of any debt securities of any series;

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  reduce the principal amount of any debt securities of any series;

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  reduce the rate or extend the time of payment of interest on any debt securities of any series;

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  reduce any premium payable upon the redemption of any debt securities of any series;

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  reduce the amount of the principal of a discount security that would be due and payable upon a declaration of acceleration of the maturity of any debt securities of any series;

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  reduce the percentage of holders of aggregate principal amount of debt securities which are required to consent to any such supplemental indenture; or

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  reduce the percentage of holders of aggregate principal amount of debt securities which are required to waive any default and its consequences.

        Without the Consent of Securityholders.    In addition, TDS and the Trustee may execute, without the consent of any holder of debt securities, any supplemental indenture for certain other usual purposes, including:

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  to evidence the succession of another person to TDS or a successor to TDS, and the assumption by any such successor of the covenants of TDS contained in the Indenture or otherwise established with respect to the debt securities;

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  to add to the covenants of TDS further covenants, restrictions, conditions or provisions for the protection of the holders of the debt securities of all or any series, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions a default or an Event of Default with respect to such series permitting the enforcement of all or any of the several remedies provided in the Indenture;

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  to cure any ambiguity or to correct or supplement any provision contained in the Indenture or in any supplemental indenture which may be defective or inconsistent with any other provision contained in the Indenture or in any supplemental indenture, or to make such other provisions in regard to matters or questions arising under the Indenture as are not inconsistent with the provisions of the Indenture and will not adversely affect the rights of the holders of the Securities of any series which are outstanding in any material respect;

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  to change or eliminate any of the provisions of the Indenture or to add any new provision to the Indenture, except that such change, elimination or addition will become effective only as to debt securities issued pursuant to or subsequent to such supplemental indenture unless such change, elimination or addition does not adversely affect the rights of any securityholder of outstanding debt securities in any material respect;

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  to establish the form or terms of debt securities of any series as permitted by the Indenture;

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  to add any additional Events of Default with respect to all or any series of outstanding debt securities;

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  to add guarantees with respect to debt securities or to release a guarantor from guarantees in accordance with the terms of the applicable series of debt securities;

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  to secure a series of debt securities by conveying, assigning, pledging or mortgaging property or assets to the Trustee as collateral security for such series of debt securities;

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  to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

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  to provide for the authentication and delivery of bearer debt securities and coupons representing interest, if any, on such debt securities, and for the procedures for the registration, exchange and replacement of such debt securities, and for the giving of notice to, and the solicitation of the vote or consent of, the holders of such debt securities, and for any other matters incidental thereto;

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  to evidence and provide for the acceptance of appointment by a separate or successor Trustee with respect to the debt securities and to add to or change any of the provisions of the Indenture as may be necessary to provide for or facilitate the administration of the trusts by more than one Trustee;

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  to change any place or places where

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  the principal of and premium, if any, and interest, if any, on all or any series of debt securities will be payable,

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  all or any series of debt securities may be surrendered for registration of transfer,

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  all or any series of debt securities may be surrendered for exchange, and

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  notices and demands to or upon TDS in respect of all or any series of debt securities and the Indenture may be served, which must be located in New York, New York or be the principal office of TDS;

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  to provide for the payment by TDS of additional amounts in respect of certain taxes imposed on certain holders and for the treatment of such additional amounts as interest and for all matters incidental thereto;

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  to provide for the issuance of debt securities denominated in a currency other than dollars or in a composite currency and for all matters incidental thereto; or

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  to comply with any requirements of the SEC or the Trust Indenture Act of 1939, as amended.

Covenants

        Except as may be set forth in a Prospectus Supplement relating to a series of debt securities, the Indenture does not include any covenants restricting or providing any additional rights to holders of debt securities in the event of a merger or similar transaction involving TDS or the granting of security interests or a sale and leaseback transaction by TDS.

Events of Default

        The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Event of Default" with respect to each series of debt securities:

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  failure for 30 days to pay interest on debt securities of that series when due and payable; or

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  failure for three business days to pay principal or premium, if any, on debt securities of that series when due and payable whether at maturity, upon redemption, pursuant to any sinking fund obligation, by declaration or otherwise; or

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  failure by TDS to observe or perform any other covenant (other than those specifically relating to another series) contained in the Indenture for 90 days after written notice to TDS from the Trustee or the holders of at least 33% in principal amount of the outstanding debt securities of that series; or

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  certain events involving bankruptcy, insolvency or reorganization of TDS; or

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  any other event of default provided for in a series of debt securities.

        Except as may otherwise be set forth in a Prospectus Supplement, the Trustee or the holders of not less than 33% in aggregate outstanding principal amount of any particular series of debt securities may declare the principal due and payable immediately upon an Event of Default with respect to such series. Holders of a majority in aggregate outstanding principal amount of such series may annul any such declaration and waive the default with respect to such series if the default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Trustee.

        The holders of a majority in aggregate outstanding principal amount of any series of debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for that series.

        Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default will occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the debt securities, unless such holders will have offered to the Trustee indemnity satisfactory to it.

        The holders of a majority in aggregate outstanding principal amount of any series of debt securities affected thereby may, on behalf of the holders of all debt securities of such series, waive any past default, except as discussed in the following paragraph.

        The holders of a majority in aggregate outstanding principal amount of any series of debt securities affected thereby may not waive a default in the payment of principal, premium, if any, or interest when due otherwise than by

  •
  acceleration, unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Trustee; or

  •
  a call for redemption or any series of debt securities.

        We are required to file annually with the Trustee a certificate as to whether or not we are in compliance with all the conditions and covenants under the Indenture.

Consolidation, Merger and Sale

        The Indenture does not contain any covenant that restricts our ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of our assets to any person, firm or corporation or otherwise engage in restructuring transactions.

        The successor corporation must assume due and punctual payment of principal or premium, if any, and interest on the debt securities.

Defeasance

        Debt securities of any series may be defeased in accordance with their terms and, unless the supplemental indenture or company order establishing the terms of such series otherwise provides, as set forth below.

        We at any time may terminate as to a series our obligations with respect to the debt securities of that series under any restrictive covenant which may be applicable to that particular series, commonly known as "covenant defeasance." All of our other obligations would continue to be applicable to such series.

        We at any time may also terminate as to a series substantially all of our obligations with respect to the debt securities of such series and the Indenture, commonly known as "legal defeasance." However, in legal defeasance, certain of our obligations would not be terminated, including our obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a security, to replace destroyed, lost or stolen debt securities and to maintain agencies in respect of the debt securities.

        We may exercise our legal defeasance option notwithstanding our prior exercise of any covenant defeasance option.

        If we exercise a defeasance option, the particular series will not be accelerated because of an event that, prior to such defeasance, would have constituted an Event of Default.

        To exercise either of our defeasance options as to a series, we must irrevocably deposit in trust with the Trustee or any paying agent money, certain eligible obligations as specified in the Indenture, or a combination thereof, in an amount sufficient to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the debt securities of such series that are outstanding.

        Such defeasance or discharge may occur only if, among other things, we have delivered to the Trustee an opinion of counsel stating that:

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  the holders of such debt securities will not recognize gain, loss or income for federal income tax purposes as a result of the satisfaction and discharge of the Indenture with respect to such series, and

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  that such holders will realize gain, loss or income on such debt securities, including payments of interest thereon, in the same amounts and in the same manner and at the same time as would have been the case if such satisfaction and discharge had not occurred.

        The amount of money and eligible obligations on deposit with the Trustee may not be sufficient to pay amounts due on the debt securities of that series at the time of an acceleration resulting from an Event of Default if:

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  we exercise our option to effect a covenant defeasance with respect to the debt securities of any series, and

  •
  the debt securities of that series are thereafter declared due and payable because of the occurrence of any Event of Default.

        In such event, we would remain liable for such payments.

Governing Law

        The Indenture and the debt securities issued thereunder will be governed by the laws of the State of Illinois.

Concerning the Trustee

        The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A., as successor to BNY Midwest Trust Company), the trustee under the Indenture, is an affiliate of The Bank of New York Mellon Corp., which is one of a number of banks with which TDS and its subsidiaries maintain ordinary banking relationships including, in certain cases, credit facilities. In connection therewith, we utilize or may utilize some of the banking and other services offered by The Bank of New York Mellon Corp. or its affiliates, including The Bank of New York Mellon Trust Company, N.A., in the normal course of business, including securities custody services. The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A., as successor to BNY Midwest Trust Company) is also trustee with respect to TDS' 7.6% Series A Notes due 2041, 6.625% Senior Notes due 2045 and 6.875% Senior Notes due 2059 that were issued under the Indenture.

 PLAN OF DISTRIBUTION

        We may sell debt securities being offered hereby:

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  directly to purchasers,

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  through agents,

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  through underwriters and

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  through dealers.

        The distribution of the debt securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Directly to Purchasers

        Offers to purchase debt securities may be solicited directly by TDS and sales thereof may be made by TDS directly to institutional investors or others. The terms of any such sales will be described in the Prospectus Supplement relating thereto. Any purchasers of such debt securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those debt securities.

Agents

        Offers to purchase debt securities may be solicited by agents designated by TDS from time to time. Any such agent involved in the offer or sale of the debt securities in respect of which this Prospectus is delivered will be named, and any commissions payable by TDS to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the debt securities so offered and sold.

Underwriters

        If underwriters are utilized in the sale, TDS will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the debt securities in respect of which this Prospectus is delivered to the public. Any underwriters will acquire debt securities for their own account and may resell such debt securities from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined at the time of sale. Debt securities may be offered to the public either through underwriting syndicates represented by managing underwriters, or directly by the managing underwriters. Only underwriters named in the Prospectus Supplement are deemed to be underwriters in connection with the debt securities offered thereby. If any underwriters are utilized in the sale of the debt securities, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of debt securities will be obligated to purchase all such debt securities, if any are purchased.

Dealers

        If a dealer is utilized in the sale of the debt securities in respect of which this Prospectus is delivered, TDS will sell such debt securities to the dealer, as principal. The dealer may then resell such debt securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating to those offers and sales. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the debt securities so offered and sold.

Delayed Delivery Contracts

        If so indicated in the Prospectus Supplement, TDS will authorize agents and underwriters to solicit offers by certain institutions to purchase debt securities from TDS at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the Prospectus Supplement.

        Each delayed delivery contract will be for an amount not less than, and unless TDS otherwise agrees the aggregate principal amount of debt securities sold pursuant to delayed delivery contracts shall be not less nor more than, the respective amounts stated in the Prospectus Supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to the approval of TDS.

        Delayed delivery contracts will not be subject to any conditions except that the purchase by an institution of the debt securities covered by its contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject.

        A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of debt securities pursuant to delayed delivery contracts accepted by TDS.

Remarketing

        Debt securities may also be offered and sold, if so indicated in the related Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment in connection with their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for us and/or any selling shareholders. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the related Prospectus Supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the debt securities remarketed by them.

General Information

        Each series of debt securities will be a new issue and may have no established trading market. Unless otherwise specified in a related Prospectus Supplement, we will not be obligated to take any action to list any series of debt securities on an exchange or to otherwise facilitate a trading market for such debt securities. We cannot assure you that there will be any liquidity in the trading market for any of the debt securities. Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, us, our subsidiaries and/or any selling shareholders in the ordinary course of their businesses. The place, time of delivery and other terms of the sale of the offered debt securities will be described in the applicable Prospectus Supplement. In order to comply with the securities laws of some states, if applicable, the debt securities offered hereby will be sold in those jurisdictions only through registered or licensed brokers or dealers.

        In addition, in some states securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with. Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the debt securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the debt securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the debt securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

        Agents, underwriters and dealers may be entitled under agreements entered into with TDS to indemnification by TDS against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make in respect thereof. In addition, directors, officers and controlling persons of TDS are entitled under the TDS charter and bylaws and Delaware law to indemnification for civil liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the debt securities offered hereby will be passed upon for TDS by the law firm of Sidley Austin LLP, Chicago, Illinois. The following persons are members of this firm: Walter C.D. Carlson, a trustee and beneficiary of a voting trust that controls TDS, the non-executive chairman of the board and member of the board of directors of TDS and a director of United States Cellular Corporation ("U.S. Cellular"); William S. DeCarlo, the General Counsel of TDS and an Assistant Secretary of TDS and certain subsidiaries of TDS; and Stephen P. Fitzell, the General Counsel and/or an Assistant Secretary of U.S. Cellular and certain subsidiaries of TDS. Walter C.D. Carlson does not perform any legal services for TDS, U.S. Cellular or their subsidiaries.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Telephone and Data Systems, Inc. for the year ended December 31, 2010, except as they relate to the audit of the financial statements of the Los Angeles SMSA Limited Partnership, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of the Los Angeles SMSA Limited Partnership incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. The audited financial statements of Telephone and Data Systems, Inc., to the extent they relate to the Los Angeles SMSA Limited Partnership, have been so incorporated in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the SEC. You may inspect and copy such reports, proxy statements and other information at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Such materials also may be accessed electronically by means of the SEC's web site at http://www.sec.gov. In addition, such material may be accessed electronically by means of TDS' website at http://www.teldta.com.

        You also may obtain information about us from the New York Stock Exchange. Our Common Shares are listed for trading on the New York Stock Exchange under the symbol "TDS." Our Special Common Shares of TDS are listed on the New York Stock Exchange under the symbol "TDS.S." In addition, our 7.6% Series A Notes due 2041 are listed on the New York Stock Exchange under the symbol "TDA," our 6.625% Senior Notes due 2045 are listed on the New York Stock Exchange under the symbol "TDI" and our 6.875% Senior Notes due 2059 are listed on the New York Stock Exchange under the symbol "TDE." The offices of the New York Stock Exchange, Inc. are located at 20 Broad Street, New York, New York, 10005.

        The SEC allows us to "incorporate by reference" information into this Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in this Prospectus.

        This Prospectus incorporates by reference the documents set forth below that have been filed previously with the SEC. These documents contain important information about our business and finances.

  1.
  TDS' Annual Report on Form 10-K for the year ended December 31, 2010.

  2.
  TDS' Current Reports on Form 8-K filed since December 31, 2010, including Forms 8-K dated February 3, 2011, February 24, 2011, March 7, 2011, March 11, 2011 and March 21, 2011, provided that any information in any Form 8-K that is not deemed to be "filed" pursuant to Item 2.02 or 7.01 shall not be incorporated by reference herein.

  3.
  All other reports filed by TDS pursuant to Section 13(a) and 15(d) of the Exchange Act since December 31, 2010.

        This Prospectus also incorporates by reference additional documents that may be filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this Prospectus and the date our offering is completed or terminated (other than information in such filings that was "furnished," under applicable SEC rules, rather than "filed").

        You may obtain copies of such documents which are incorporated by reference in this Prospectus (other than exhibits thereto which are not specifically incorporated by reference herein), without charge, upon written or oral request to Corporate Relations, Telephone and Data Systems, Inc., 30 North LaSalle Street, Suite 4000, Chicago, Illinois 60602, telephone (312) 630-1900. In order to ensure delivery of documents, any request therefor should be made not later than five business days prior to making an investment decision.

$300,000,000

Telephone and Data Systems, Inc.

7% Senior Notes due 2060

PROSPECTUS SUPPLEMENT
March 21, 2011

Joint Book-Running Managers

BofA Merrill Lynch
Citi
UBS Investment Bank
Wells Fargo Securities

Co-Managers

RBC Capital Markets
BNY Mellon Capital Markets, LLC
Comerica Securities
SunTrust Robinson Humphrey
TD Securities
US Bancorp